Exhibit 10.55
SECOND AMENDMENT TO THE PRUDENTIAL SEVERANCE PLAN

(As Amended and Restated Effective October 10, 2019)

WHEREAS, the Company amended and restated the Prudential Severance Plan effective October 10, 2019, for VSP participants only as described in Appendix B of the Prudential Severance Plan and effective January 1, 2020, for all other eligible employees under the Prudential Severance Plan (collectively, with any amendments made on or after such effective dates, the “Plan”).

WHEREAS, the Plan was further amended by a First Amendment dated October 30, 2019.

WHEREAS, pursuant to Section 6.2 of the Plan, the SVP or the Company’s delegate or delegates may, without approval of the Compensation Committee of the Board, adopt minor amendments to the Plan that are deemed necessary or advisable for purposes of compliance with applicable laws and regulations, relate to administrative practices, or have an insubstantial financial effect on Plan benefits and expenses and that relate to provisions of the Plan on eligibility and Eligible Terminations. Section 2.24 of the Plan defines SVP as the most senior Vice President responsible for corporate Human Resources of the Company (currently, the “EVP”).

WHEREAS, the EVP desires to amend the Plan effective as of May 23, 2022, to reflect the Accenture International Limited Insourcing Transaction and effective as of November 7, 2022, to reflect the reclassification of certain employees from grade 8P to 9P.

WHEREAS, the EVP has determined that the following amendments are within the scope granted to him under the Plan and is necessary to clarify circumstances under which the Company, in its sole discretion, may pay additional severance pay.

Amendments:

1.Effective as of May 23, 2022, Appendix C shall be added to the Plan as follows:

Appendix C – Special Rules

The Accenture Insourcing Transaction

The Prudential Insurance Company of America (the “Company”) and Accenture International Limited (“Accenture International”) entered into a Letter Agreement dated March 31, 2022 (“Letter Agreement”) terminating for convenience certain Engagement Schedules (as defined in the Letter Agreement). Following the execution of the Letter Agreement, the Company or any of its Affiliated Companies, as applicable, extended offers of employment to twenty-six (26) employees of Accenture International and its affiliates (together, “Accenture”) who, immediately prior to their employment with Accenture, had been employed by the Company or an Affiliated Company (together, the “Rehire Employees” and each a “Rehire Employee”). The Rehire Employees were offered positions with the following business units of the Company or an Affiliated Company: Global Technology, Fuel the Future and Group Insurance, Claim Operations. Effective immediately upon commencement of reemployment with the Company or an Affiliated Company (“Reemployment Commencement Date”), each Rehire Employee, identified in the table below, shall have his service with Accenture following his initial separation from the Company as a result of the Accenture Outsourcing Transaction as provided in Appendix D of The Prudential Merged Retirement Plan (i.e., all service completed by the Rehire Employee with Accenture following separation from the Company and immediately prior to reemployment with the Company or an Affiliated Company) treated as service for the Company or an Affiliated Company, for the purpose of determining the Rehire Employee’s Current Appointment Date such that the Rehire Employee’s Current Appointment Date upon the Rehire Employee’s Reemployment Commencement Date under this Appendix C shall be the same as the Rehire Employee’s Current Appointment Date upon transition to Accenture as a result of the Accenture Outsourcing Transaction as provided in Appendix D of the Prudential Retirement Plan.

The table below identifies each Rehire Employee (together with his corresponding Current Appointment Date and Reemployment Commencement Date with the Company or an Affiliated Company) who shall be covered by the provisions of the foregoing paragraph. The Rehire Employees listed in the table can be identified by name pursuant to an eligibility key maintained by the Claims Committee.

Name of Rehire Employee	Current Appointment Date	Reemployment Commencement Date
Rehire Employee #1	December 3, 2001	May 23, 2022
Rehire Employee #2	November 12, 2001	May 23, 2022
Rehire Employee #3	August 17, 2015	May 23, 2022
Rehire Employee #4	August 19, 1996	June 1, 2022
Rehire Employee #5	March 27, 2000	June 1, 2022
Rehire Employee #6	April 10, 2000	June 1, 2022
Rehire Employee #7	July 27, 1998	June 1, 2022
Rehire Employee #8	June 11, 2001	June 1, 2022
Rehire Employee #9	January 19, 1999	June 1, 2022
Rehire Employee #10	March 6, 2000	June 1, 2022
Rehire Employee #11	September 28, 2001	June 1, 2022
Rehire Employee #12	August 1, 2000	June 1, 2022
Rehire Employee #13	February 5, 2001	June 1, 2022
Rehire Employee #14	August 21, 2000	June 1, 2022
Rehire Employee #15	April 2, 2001	June 1, 2022
Rehire Employee #16	July 1, 2003	June 1, 2022
Rehire Employee #17	February 2, 2004	June 1, 2022
Rehire Employee #18	October 24, 2005	June 1, 2022
Rehire Employee #19	July 14, 2014	June 1, 2022
Rehire Employee #20	September 26, 2011	June 1, 2022
Rehire Employee #21	February 4, 2013	June 1, 2022
Rehire Employee #22	April 20, 2015	June 1, 2022
Rehire Employee #23	April 20, 2015	June 1, 2022
Rehire Employee #24	March 5, 2018	June 1, 2022
Rehire Employee #25	December 26, 2018	June 1, 2022
Rehire Employee #26	April 8, 2013	November 7, 2022

2.Effective as of November 7, 2022, the following paragraph is added to the end of Appendix C:

Enhanced Minimum Severance for Reclassified Employees

On November 7, 2022, employees in job codes 10245, 10324, 11583, 11594, 11670, 11683, 11757, 14100, 18192, 18203, 18207, 18231, 18241, 18253, 18268, 19750, and 19752 were reclassified by the Company from a grade 8P to a grade 9P (with each such employee referred to herein as a “Reclassified Employee”). Unless otherwise determined by the Company, regardless of the otherwise applicable provisions of the Plan, the minimum number of weeks during which severance benefits shall be payable to any Reclassified Employee is an amount equal to the product of the Reclassified Employee’s Week of Eligible Compensation and 26 weeks (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100), provided the Reclassified Employee is an Eligible Employee with an Eligible Termination and remains in the same job code and grade at the time of his or her Eligible Termination as the job code and grade assigned to him or her at the time of reclassification on November 7, 2022.

The Reclassified Employees can be identified by name pursuant to an eligibility key and chart, established as of November 7, 2022. The eligibility key and chart are maintained by the Claims Committee.

Except as altered and amended by this Second Amendment, the provisions of the Plan are hereby ratified and confirmed.

IN WITNESS WHEREOF, Prudential has caused its name to be signed by its proper officer hereunto duly authorized to evidence the adoption of this amendment (i.e., Appendix C) to the Plan on the date set forth below.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

Date: December 16, 2022	By:	/s/ Lucien A. Alziari
Lucien A. Alziari
Executive Vice President
Chief Human Resources Officer